                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

         CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
       SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION
           OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                       Commission File Number: 000-027455

                                AIRGATE PCS, INC.
             (Exact name of registrant as specified in its charter)

                 HARRIS TOWER, 233 PEACHTREE ST. NE, SUITE 1700,
                             ATLANTA, GEORGIA 30303
                                 (404) 525-7272

   (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                          COMMON STOCK, $0.01 PAR VALUE
            (Title of each class of securities covered by this Form)

                                      NONE
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s)
         relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)       [X]      Rule 12h-3(b)(1)(i)          [X]
Rule 12g-4(a)(1)(ii)      [ ]      Rule 12h-3(b)(1)(ii)         [ ]
Rule 12g-4(a)(2)(i)       [ ]      Rule 12h-3(b)(2)(i)          [ ]
Rule 12g-4(a)(2)(ii)      [ ]      Rule 12h-3(b)(2)(ii)         [ ]
                                   Rule 15d-6                   [ ]

Approximate number of holders of record as of the certification or notice date: 0

Pursuant to the requirements of the Securities Exchange Act of 1934, the
Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized..

Dated: February 17, 2005

                                            AIRGATE PCS, INC.

                                            By: /s/ David E. Sharbutt
                                               ---------------------------------
                                               Name:  David E. Sharbutt
                                               Title: President